Exhibit 99.1

WORCESTER, Mass., May 7, 2009 –

The Hanover Insurance Group Reports

First Quarter Results

First Quarter 2009 Financial Highlights

•	After-tax segment income of $26.4 million, or $0.51 per share, compared to $57.3 million, or $1.10 per share, in the prior-year quarter (1).

•	Net income of $25.8 million, or $0.50 per share, compared to net income of $58.5 million, or $1.12 per share in the prior-year quarter.

•	An increase in net premiums written to $629.9 million, compared to $628.5 million in the prior-year quarter.

•	Book value per share of $38.62 at March 31, 2009, compared to $37.08 per share at December 31, 2008, an increase of 4.2%.

•	Book value per share, excluding accumulated other comprehensive income (loss), of $45.16 at March 31, 2009, compared to $44.64 per share at December 31, 2008(1).

Financial Highlights

$ in millions, except per share amounts	Quarter ended March 31
	2009	2008
Total Segment Income after taxes(1)	$26.4	$57.3
Net Realized Investment Losses and Other	(6.2)	(0.3)

Income from Continuing Operations	20.2	57.0
Gain from Discontinued Operations	5.6	1.5

Net Income	$25.8	$58.5

Net Income Per Share (Diluted)	$0.50	$1.12

(1) Segment income after tax and segment income after tax per share are non-GAAP measures. The reconciliation of these measures to the closest GAAP measure, income from continuing operations and income from continuing operations per share, is provided on page 11 of this press release. Book value per share excluding Accumulated Other Comprehensive Income (Loss) is a non-GAAP measure; the closest GAAP measure is book value per share.

The Hanover Insurance Group, Inc. (NYSE: THG) today reported net income for the first quarter of 2009 of $25.8 million, or $0.50 per share, compared to $58.5 million, or $1.12 per share, in the first quarter of the prior year. Net income for the first quarter of 2009 was impacted by lower after-tax segment income, principally as the result of severe winter storm property losses, and net realized investment losses included in continuing operations of $6.1 million, or $0.12 per share, compared to a $0.3 million loss, or $0.01 per share in the prior-year quarter.

Total Property and Casualty pre-tax segment income was $49.5 million in the first quarter of 2009, compared to $96.4 million in the first quarter of the prior year. The pre-tax net impact of catastrophes was $37.4 million in the first quarter of 2009, compared to $19.3 million in the first quarter of 2008. The current quarter results reflected the effect of an unusually severe winter, which led to substantially higher catastrophe and non-catastrophe storm and winter freeze-related losses in the current quarter, when compared to the first quarter of 2008.

Net income for the current quarter also included a gain from discontinued operations of $5.6 million, or $0.11 per share, primarily driven by changes in estimates of our indemnification liabilities associated with our previously sold life businesses.

“While our performance in the quarter was impacted by a substantially elevated level of weather-related losses and the pricing environment remained difficult, we are pleased with our core operating performance and our strong book value growth of 4% during the quarter, driven by increases in the market value of our investment portfolio, a steady stream of net investment income and our continued underwriting discipline,” said Frederick H. Eppinger, chief executive officer at The Hanover.

The following table details segment income:

$ in millions, except per share amounts	Quarter ended March 31
	2009	2008(1)
Personal Lines	$3.1	$27.1
Commercial Lines	47.2	68.0
Other Property and Casualty	(0.8)	1.3

Total Property & Casualty	49.5	96.4
Interest expense on corporate debt	(10.0)	(10.0)

Total pre-tax segment income	39.5	86.4
Federal income tax expense	(13.1)	(29.1)

Total segment income after taxes (2)	$26.4	$57.3

Per share(2)	$0.51	$1.10

(1)	Restated to reflect certain additional expenses that were previously reported in the now discontinued life business.

(2)	See reconciliation from segment income to income from continuing operations provided on page 11 of this press release.

The following table summarizes the components of the GAAP combined ratio:

	Quarter ended March 31
	2009	2008(1)
Personal Lines losses (excluding catastrophes)	59.7%	57.8%
Personal Lines catastrophe-related losses	7.1%	3.0%
Total Personal Lines losses	66.8%	60.8%
Commercial Lines losses (excluding catastrophes)	42.2%	32.5%
Commercial Lines catastrophe-related losses	4.2%	3.3%
Total Commercial Lines losses	46.4%	35.8%
Total P&C Losses	58.2%	51.0%
Loss adjustment expenses	9.6%	10.6%
Policy acquisition and other underwriting expenses(2)	33.4%	32.9%
Combined Ratio	101.2%	94.5%
Combined Ratio (excluding catastrophes)	95.3%	91.4%

(1)	Restated to reflect certain additional expenses that were previously reported in the now discontinued life business.

(2)	Policy acquisition and other underwriting expenses are reduced by installment fee revenues for purposes of the ratio calculation.

Personal Lines

Personal Lines pre-tax segment income was $3.1 million in the first quarter of 2009, compared to $27.1 million in the prior-year quarter. The pre-tax impact of catastrophes was $26.0 million in the first quarter of 2009, compared to $11.0 million in the first quarter of 2008. Excluding the pre-tax impact of catastrophes, Personal Lines pre-tax segment income would have been $29.1 million in the first quarter of 2009, compared to $38.1 million in the prior-year quarter.

Ex-catastrophe segment income in the current quarter was principally impacted by lower favorable development of prior-year loss reserves and lower net investment income.

Personal Lines highlights:

•	Net premiums written were $347.2 million in the first quarter of 2009, compared to $351.7 million in the first quarter of 2008.

•

The Personal Lines GAAP combined ratio was 106.4% in the first quarter of 2009, compared to 100.5% in the prior-year quarter. Catastrophe related losses were $26.0 million, or 7.1 points of the first quarter combined ratio in 2009, compared to $11.0 million, or 3.0 points in the prior-year quarter.

•

Favorable development of prior-year loss reserves was $8.4 million in the first quarter of 2009, compared to $12.6 million in the first quarter of 2008, improving the Personal Lines combined ratio by 2.2 points and 3.4 points, respectively.

Commercial Lines

Commercial Lines pre-tax segment income was $47.2 million in the first quarter of 2009, compared to $68.0 million in the first quarter of 2008. The pre-tax impact of catastrophes was $11.4 million in the first quarter of 2009, compared to $8.3 million in the first quarter of 2008. Excluding the pre-tax impact of catastrophes, Commercial Lines pre-tax segment income would have been $58.6 million in the first quarter of 2009, compared to $76.3 million in the prior-year quarter.

Commercial Lines ex-catastrophe segment income for the first quarter of 2009 was impacted by lower favorable development of prior-year loss reserves when compared to the first quarter of 2008. Partially offsetting the lower favorable loss development was an increase of $7.0 million in favorable development in loss adjustment expenses, principally related to an adjustment in our actuarial methodology for estimating loss adjustment expense reserves. This change in methodology reduced loss adjustment expenses by a total of $10.0 million in the current quarter.

Additionally, ex-catastrophe Commercial Lines segment income was impacted by higher other underwriting expenses, primarily driven by increased pension and retiree expenses, as well as expenses related to our recently acquired businesses.

Finally, ex-catastrophe accident year losses were higher in the current quarter when compared to the prior-year quarter, primarily driven by higher non-catastrophe weather-related property losses in our commercial multiple peril line.

Commercial Lines highlights:

•	Net premiums written were $282.7 million in the first quarter of 2009, compared to $276.8 million in the first quarter of 2008, representing an increase of 2.1%.

•

The Commercial Lines GAAP combined ratio was 94.1% in the first quarter of 2009, compared to 85.2% in the prior-year quarter. Catastrophe related losses were $11.4 million, or 4.2 points of the first quarter combined ratio in 2009, compared to $8.3 million, or 3.3 points in the prior-year quarter.

•

Favorable development of prior-year loss reserves was $23.2 million in the first quarter of 2009, compared to favorable development of $41.7 million in the first quarter of 2008, improving the Commercial Lines combined ratio by 8.6 points and 16.7 points, respectively.

Other Property & Casualty

Other Property & Casualty’s pre-tax segment loss was $0.8 million in the first quarter of 2009, compared to segment income of $1.3 million in the prior-year quarter. The decrease in Other Property & Casualty’s pre-tax segment income in the first quarter, compared to the prior-year quarter, was primarily driven by a pension expense increase related to retained pension liabilities from previously disposed life businesses.

Discontinued Operations

Discontinued Operations include several exited businesses, as well as results of the accident and health business, which was discontinued in 1998.

Net gains from discontinued operations in the first quarter of 2009 included gains from discontinued life operations of $8.9 million, or $0.17 per share, driven by changes in estimates in our indemnification liabilities associated with our previously sold life business. These gains were partially offset by after-tax losses of $3.3 million, or $0.06 per share, from the discontinued accident and health business, primarily resulting from net realized losses on invested assets.

Investment Results

Net investment income from continuing operations increased by $0.3 million, to $64.9 million for the first quarter of 2009, compared to $64.6 million in the same period of 2008.

First quarter 2009 pre-tax net realized investment losses included in continuing operations were $6.1 million, compared to $0.3 million in the same period of 2008. In the first quarter of 2009, the company recognized impairments of $16.5 million on certain fixed maturity and perpetual preferred securities, which were partially offset by pre-tax net investment gains of $10.4 million, primarily from sales of fixed maturity securities. In the first quarter of 2008, the company recognized impairments of $5.3 million on fixed maturity securities, partially offset by pre-tax net realized gains on sales of securities of $5.0 million.

Realized gains/(losses) related to continuing operations:

$ in millions	Quarter ended March 31, 2009
Net gains on sales of securities	$10.4
Impairments:
Below investment grade fixed maturities	(8.8)
Perpetual preferred securities	(7.7)

Total net realized losses	$(6.1)

Investment Portfolio

The company held $4.9 billion in cash and investment assets at March 31, 2009, including cash and investment assets associated with the discontinued accident and health business.

Fixed maturities and cash, with a carrying value of $4.8 billion, represented 97% of our investment portfolio. Approximately 94% of our fixed maturity portfolio is rated investment grade. The following table provides information about the company’s fixed maturity and other investments as of March 31, 2009:

	Weighted Average	Amortized	Fair	Net Unrealized	Change in Net Unrealized
Investment type	Quality	Cost	Value	gain (loss)	Q1 2009
Corporates: (1)
NAIC 1	A	$1,018.6	$960.7	$(57.9)	$1.9
NAIC 2	BBB	966.8	897.2	(69.6)	2.6
NAIC 3 or below	B+	288.6	247.7	(40.9)	15.6

Total Corporates	BBB+	2,274.0	2,105.6	(168.4)	20.1
MBS/CMBS/ABS:
MBS	AAA	960.9	970.3	9.4	10.7
CMBS	AA+	286.7	258.9	(27.8)	3.1
ABS	BBB+	36.2	31.7	(4.5)	2.8
Municipals:
Taxable	AA-	551.6	540.4	(11.2)	3.9
Tax Exempt	A+	218.6	209.6	(9.0)	7.5
U.S. Government	AAA	290.4	293.3	2.9	(1.7)

Total Fixed Maturities	A+	4,618.4	4,409.8	(208.6)	46.4
Perpetual Preferred Securities		34.3	25.8	(8.5)	4.9
Common Equity Securities		63.4	51.4	(12.0)	(3.9)

Total fixed maturity & equity securities		$4,716.1	$4,487.0	$(229.1)	$47.4

(1)	NAIC 1 is generally equivalent to an investment grade rating agency designation of “A” or above; NAIC 2 is generally equivalent to an investment grade rating agency designation of “BBB”; and NAIC 3 or below is generally equivalent to a non-investment grade rating agency designation of “BB” or below.

The Hanover continues to have no direct exposure to investments in sub-prime mortgages or sub-prime mortgage-backed securities, nor does it currently own any collateralized debt or loan obligations or invest in credit derivatives. Residential mortgage-backed securities constitute $970.3 million of its invested assets with approximately 15% held in non-agency prime securities, substantially all of which are rated AAA, and the remaining 85% represent agency-backed securities. Commercial mortgage backed securities constitute $258.9 million of the company’s invested assets, of which approximately 22% is fully defeased with US government securities. Approximately 87% of its CMBS holdings were pre-2005 vintages, with 8% from the 2007 vintage, 4% from the 2006 vintage and 1% from the 2005 vintage. The entire CMBS portfolio, of which approximately 75% was AAA rated, has a weighted average loan-to-value ratio of approximately 67%. As of March 31, 2009, The Hanover holds $750.0 million of municipal bonds with an overall rating of “AA-“. Financial guarantor insurance enhanced municipal bonds represent $342.1 million, or approximately 46% of the municipal portfolio. The overall credit rating of The Hanover’s insured municipal bond portfolio, giving no effect to the insurance enhancement, was “A”.

Book Value

The following exhibit provides a roll forward of book value for the quarter ended March 31, 2009:

	$ Amounts	$ per share
$ in millions, except per share	Quarter Ended March 31, 2009	Quarter Ended March 31, 2009
Beginning of Period Book Value	$1,887.2	$37.08
Net Income
Continuing Operations	20.2	0.39
Discontinued Operations	5.6	0.10
Change in AOCI, net of tax
Change in Pension and Postretirement Related Benefits	2.9	0.05
Change in Net Unrealized Investment Losses	47.4	0.93
Other items	1.4	0.02
Common Stock Net Activity	2.9	0.05

Ending of Period Book Value	$1,967.6	$38.62

Earnings Conference Call

The Hanover will host a conference call to discuss the company's first quarter results on Friday, May 8, at 10:00 a.m. Eastern Time. A PowerPoint slide presentation will accompany our prepared remarks and has been posted on our web site. Interested investors and others can listen to the call and access the presentation through The Hanover's web site, located at www.hanover.com. Web-cast participants should go to the web site 15 minutes early to register, download, and install any necessary audio software. A re-broadcast of the conference call will be available on this web site approximately two hours after the call.

Statistical Supplement

The Hanover's First quarter earnings news release and statistical supplement are available in the Investors section at www.hanover.com.

Forward-Looking Statements and Non-GAAP Financial Measures

Forward-looking statements

Certain statements in this release or in the above referenced conference call, may be forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Use of the words "believes," "anticipates," "expects," “projections,” “outlook,” “should,” “could,” “confident,” “plan,” “guidance,” “on track to” and similar expressions is intended to identify forward-looking statements. The company cautions investors that any such forward-looking statements are estimates or projections which involve significant judgment and not guarantees of future performance, and actual results could differ materially. In particular, statements in the above referenced conference call regarding expectations for 2009, including with respect to net written premium and policies in force growth, retention, new business growth, net investment income, accident year loss ratios, prior year reserve development, segment income, expense, and expense ratios and effective tax rate are forward-looking statements. Statements regarding the possible impact of the current disruption in the credit markets and in the property and casualty industry, including the effect of current economic conditions on our business and investment portfolio, and with respect to the anticipated pricing environment, are also forward looking statements. Investors should consider the risks and uncertainties in our business and under current financial market conditions that may affect such estimates and future performance, including (i) the inherent difficulties in arriving at such estimates; (ii) the complexity of estimating losses from large catastrophe events or with respect to emerging issues such as “Chinese drywall” where circumstances may delay reporting of the existence, nature or extent of losses or where “demand surge,” regulatory assessments, litigation, coverage and technical complexities or other factors may significantly impact the ultimate amount of such losses; (iii) the difficulties of estimating the impact of the current financial turmoil on the value of our investment portfolio and future investment income, including the amount of realized losses and impairments which will be recognized in future financial reports and our ability and intent to hold such investments until recovery; (iv) the uncertainties in current circumstances of future rating agency requirements, which could affect the company as well as the company’s investment portfolio; (v) the impact on our capital and liquidity of the current financial turmoil; and (vi) the impact of recent federal government intervention into the financial sector.

Investors are directed to consider the risks and uncertainties in the company’s business that may affect future performance and that are discussed in readily available documents, including the company's annual report and other documents filed by The Hanover with the Securities and Exchange Commission and which are also available at www.hanover.com under "Investors.” These uncertainties include the possibility of adverse catastrophe experiences (including terrorism) and severe weather, the uncertainties in estimating property and casualty losses (particularly with respect to products with longer tails or involving emerging issues and with respect to losses incurred as the result of Hurricanes Gustav, Ike, Katrina and Rita), the possibility of adverse judicial decisions, including those which expand policy coverage beyond its intended scope, the ability to increase or maintain certain property and casualty insurance rates, the impact of new product introductions and expansion in geographic areas, the impact of the company’s acquisitions of Professionals Direct, Inc., Verlan Holdings, Inc. and AIX Holdings, Inc., adverse loss development and adverse trends in mortality and morbidity and medical costs, changes in frequency and loss trends, the ability to improve renewal rates and increase new property and casualty policy counts, investment impairments, heightened competition (including increasing rate pressure, particularly in Commercial Lines), the continued deterioration of the economic environment, particularly in the state of Michigan, where the company has a significant portion of its business, adverse state and federal legislation or regulation or regulatory actions

(including in the state of Michigan where the Governor announced efforts to freeze automobile rates and to initiate actions to reduce automobile insurance rates and to make them “affordable…fair…and equitable”), financial ratings actions, uncertainties in estimating FIN 45 liabilities recorded in conjunction with indemnity obligations undertaken in connection with the sale of various businesses, including our former life companies, and increased uncertainties in general economic conditions and in investment and financial markets, which, among other things, could result in increased impairments of fixed income investments or the inability to collect from reinsurers, the performance of the discontinued voluntary pools and accident and health business that was transferred to The Hanover Insurance Company from FAFLIC in connection with the sale of FAFLIC, the ability to realize the benefits in connection with tax attributes from our former life companies, and various other factors.

Non-GAAP financial measures

The Hanover uses non-GAAP financial measures as important measures of the Company’s operating performance, including total segment income, segment income after tax, segment income after-tax per share, property and casualty segment income, and measures of segment income and loss ratios excluding catastrophe losses and reserve development.

Segment income is net income, excluding federal income taxes and net realized investment gains and losses, including gains or losses on certain derivative instruments, because fluctuations in these gains and losses are determined by interest rates, financial markets and the timing of sales. Segment income also excludes net gains and losses on disposals of businesses, discontinued operations, restructuring costs, extraordinary items, the cumulative effect of accounting changes and certain other items. Property and Casualty segment income is the sum of the segment income of the three operating segments of The Hanover’s property and casualty operations: Personal Lines, Commercial Lines, and Other Property and Casualty. The Hanover believes that measures of total segment income and Property and Casualty segment income provide investors with a valuable measure of the performance of the Company’s ongoing businesses because they highlight net income attributable to the core operations of the business.

The Hanover also provides measures of segment income and loss ratios that exclude the effects of catastrophe losses. A catastrophe is a severe loss, resulting from natural or manmade events, including risks such as fire, hurricane, earthquake, windstorm, explosion, terrorism or other similar events. Each catastrophe has unique characteristics. Catastrophes are not predictable as to timing or loss amount in advance. The Hanover believes that a discussion of the effect of catastrophes is meaningful for investors to understand the variability of periodic earnings and loss ratios.

Reserve development, which can be favorable or unfavorable, represents changes in our estimate of the costs to pay claims from prior years. We believe that a discussion of segment income excluding reserve development is helpful to investors since it provides some insight into our estimate of current year accident results.

Income from continuing operations is the most directly comparable GAAP measure for total segment income, Property and Casualty segment income and measures of segment income that exclude the effects of catastrophe losses or reserve development. Segment income, Property and Casualty segment income, and measures of segment income that exclude the effects of catastrophe losses or reserve development should not be construed as a substitute for net income determined in accordance with GAAP. A reconciliation of net income to segment income and Property and Casualty segment income for the quarters ended March 31, 2009 and 2008 is set forth in the table at the end of this document and in the statistical supplement. Loss ratios calculated in accordance with GAAP are the most directly comparable GAAP measure for loss ratios calculated excluding the effects of catastrophe losses. The presentation of loss ratios calculated excluding the effects of catastrophe losses should not be construed as a substitute for loss ratios determined in accordance with GAAP.

The Hanover Insurance Group, Inc., based in Worcester, Mass., is the holding company for a group of insurers that includes The Hanover Insurance Company, also based in Worcester, Citizens Insurance Company of America, headquartered in Howell, Michigan, and their affiliates. The Hanover offers a wide range of property and casualty products and services to individuals, families and businesses through an extensive network of independent agents, and has been meeting its obligations to its agent partners and their customers for more than 150 years. Taken as a group, The Hanover ranks among the top 40 property and casualty insurers in the United States.

Contact Information

Investors: Robert P. Myron E-mail: rmyron@hanover.com 1-508-855-3457	Media: Michael F. Buckley E-mail: mibuckley@hanover.com 1-508-855-3099

Definition of Reported Segments

Our continuing operations include three Property and Casualty operating segments: Personal Lines, Commercial Lines, and Other Property and Casualty. The Personal Lines segment markets automobile, homeowners and ancillary coverages to individuals and families. The Commercial Lines segment offers a suite of products targeted at the small to mid-size business markets, which include commercial multiple peril, commercial automobile, workers’ compensation and other commercial coverages, such as fidelity and surety bonds, and inland marine. The Other Property and Casualty segment includes Opus Investment Management, Inc., which provides investment management services to institutions, pension funds and other organizations, the operations of the holding company, as well as a block of run-off voluntary pools business, in which we have not actively participated since 1995.

THE HANOVER INSURANCE GROUP, INC.

in millions, except per share amounts	Quarter ended March 31
	2009	2008
Net income	$25.8	$58.5
Net income per share (diluted)	$0.50	$1.12
Weighted average shares	51.4	52.3

The following is a reconciliation from segment income to net income(1):

	Quarter ended March 31
$ in millions except per share	2009		2008
	$	Per Share(2)	$	Per Share(2)
Property and Casualty
Personal Lines	$3.1		$27.1
Commercial Lines	47.2		68.0
Other Property & Casualty	(0.8)		1.3

Total Property and Casualty	49.5		96.4
Interest expense on corporate debt	(10.0)		(10.0)

Total segment income	39.5	$0.77	86.4	$1.65
Federal income tax expense on segment income	(13.1)	(0.26)	(29.1)	(0.55)

Total segment income after taxes	26.4	0.51	57.3	1.10
Net realized investment losses	(6.1)	(0.12)	(0.3)	(0.01)
Other non-segment items	(0.1)	—	—	—

Income from continuing operations	20.2	0.39	57.0	1.09
Discontinued operations (net of taxes):
Gain (loss) from discontinued FAFLIC business	5.0	0.10	(3.5)	(0.07)
Loss from discontinued accident and health business	(3.3)	(0.06)	—	—

Gain on disposal of variable life and annuity business	3.9	0.07	6.2	0.12

Other	—	—	(1.2)	(0.02)

Net income	$25.8	$0.50	$58.5	$1.12

(1)

In accordance with Statement of Financial Accounting Standards No. 131, "Disclosure about Segments of an Enterprise and Related Information," the separate financial information of each segment is presented consistent with the way results are regularly evaluated by the chief operating decision maker in deciding how to allocate resources and in assessing performance. Management evaluates the results of the aforementioned segments on a pre-tax basis. Segment income is determined by adjusting net income for net realized investment gains and losses including certain gains or losses on derivative instruments, because fluctuations in these gains and losses are determined by interest rates, financial markets and the timing of sales. Also, segment income excludes net gains and losses on disposals of businesses, discontinued operations, restructuring costs, extraordinary items, the cumulative effect of accounting changes and certain other items.

(2)	Per share data is per diluted share of common stock.